As filed with the Securities and Exchange Commission on August 5, 2010
 Registration No. 333-113381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORT SUPPLY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2795073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1901 Diplomat Drive
Farmers Branch, Texas 75234
 (Address, including zip code, of principal executive offices)

COLLEGIATE PACIFIC INC. STOCK OPTION PLAN
(Full title of the plan)

Terrence M. Babilla
President, Chief Operating Officer, General Counsel
and Secretary
Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234
(972) 484-9484
 (Name, address and telephone number, including area code, of agent for service)

With copy to:

Alan J. Bogdanow
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Sport Supply Group, Inc., a Delaware corporation formerly known as Collegiate Pacific Inc. (the “Registrant”), removes from registration all securities of the Registrant registered under the Registration Statement on Form S-8 (File No. 333-113381) initially filed by the Registrant on March 8, 2004 with the Securities and Exchange Commission (the “Registration Statement”), which registered 500,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the Collegiate Pacific Inc. Stock Option Plan.

On March 15, 2010, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sage Parent Company, Inc., a Delaware corporation (“Parent”) and Sage Merger Company, Inc., a Delaware corporation (“Sub”), providing for the merger of Sub with and into the Registrant, with the Registrant surviving the merger (the “Merger”) as a wholly-owned subsidiary of Parent. The Merger Agreement also provided that at the effective time of the Merger, each share of Registrant Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Registrant, Parent or Sub (which included Registrant Common Stock being exchanged for shares of Parent’s common stock by CBT Holdings, LLC, a Delaware limited liability company, and Adam Blumenfeld) and stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) would be automatically cancelled and converted into the right to receive $13.55 in cash, without interest.  At the effective time of the Merger, the Merger Agreement also provided that each outstanding option to acquire shares of Common Stock of the Registrant (other than options being exchanged for options to acquire shares of Parent’s common stock by Adam Blumenfeld, Terrence Babilla, John Pitts, Kurt Hagen, and Tevis Martin), whether vested or unvested, would be cancelled and converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to the product of (x) the total number of shares of Registrant Common Stock subject to such option multiplied by (y) the excess, if any, of $13.55 over the exercise price per share of such option.  At the effective time of the Merger, the Merger Agreement further provided that each outstanding unvested restricted share of Common Stock of the Registrant would be cancelled and converted into the right to receive $13.55 per share. The Merger became effective on August 5, 2010 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unissued under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmers Branch, State of Texas, on the 5th day of August, 2010.

SPORT SUPPLY GROUP, INC.

By:	/s/ John E. Pitts
John E. Pitts
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.